SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 16, 2003

BRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of Incorporation)	0-5305 (Commission File Number)	94-1722214 (I.R.S. Employer Identification Number)

44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809
(Address of principal executive offices, including zip code)

415-445-6530
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.     OTHER EVENTS

On January 16, 2003, BRE Properties, Inc. reported operating results for the quarter and year ended December 31, 2002, as follows:

Net income available to common shareholders for the fourth quarter totaled $26.0 million, or $0.56 per diluted share, as compared with $20.2 million, or $0.44 per diluted share, for the same period 2001. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter increased 6.1% to $48.1 million, up from $45.3 million in the same quarter 2001. For the fourth quarter 2002, revenues totaled $71.4 million, as compared with $65.3 million a year ago. Net income for the quarter included a net gain on the sale of properties totaling $10.1 million.

Net income available to common shareholders for the year 2002 totaled $88.0 million, or $1.91 per diluted share, as compared with $78.8 million, or $1.69 per diluted share, for 2001. For 2002, EBITDA totaled $189.2 million, up from $183.8 million a year ago, an increase of 3.0%. For the year ended December 31, 2002, revenues totaled $278.2 million, as compared with revenues of $263.7 million for 2001. Net income for the year included net gains on investments and the sale of properties totaling $14.9 million.

For the fourth quarter, funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $29.7 million, or $0.63 per diluted share, as compared with $32.1 million, or $0.67 per diluted share, for the same period 2001. For the year, FFO totaled $124.9 million, or $2.62 per diluted share, compared with $131.5 million, or $2.71 per diluted share for 2001. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by other real estate investment trusts may vary materially from our calculations, and therefore our FFO and the FFO of other real estate investment trusts may not be directly comparable.

Net income and FFO for the year included a nonrecurring expense, recorded during the third quarter, related to the retirement of an executive officer, totaling approximately $540,000, or $0.01 per share.

BRE’s overall operating results were influenced by year-over-year performance and income derived from apartment communities developed and acquired during 2002. For the fourth quarter 2002, same-store net operating income (NOI) decreased 6% as compared with fourth quarter 2001 results. On a sequential basis, same-store NOI decreased 4% from third quarter 2002. BRE’s lower-than-expected core operating results were driven by continued weak economic conditions that have depressed market rents and occupancy. The poor economic climate, combined with seasonal operating factors, had a greater-than-expected impact in the San Francisco Bay area, which experienced a sequential decline in same-store NOI of 9% from third quarter 2002.

BRE’s overall operating results were affected by an increase in interest expense, which on a sequential basis increased $1.4 million to $15.9 million in the fourth quarter, from $14.5 million in third quarter 2002. The increase in interest charges was related primarily to the issuance of $150 million of senior unsecured notes during third quarter 2002, with a maturity of seven years and a coupon of 5.75%.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by BRE for at least five full quarters. Of the 22,371 apartment units owned by BRE, same-store units totaled 19,296 and 18,563 for the quarter and year, respectively.

Same-store operating results were affected by continued declines in market rents. On a year-over-year basis, average market rents for the fourth quarter decreased 4% to $1,075 per unit, from $1,117 in the same-store portfolio. On a sequential quarter basis, average market-level rents in the same-store portfolio decreased 1.5%. Physical occupancy levels averaged 94% during the fourth quarter 2002 and 95% during the third quarter 2002.

Same-Store % Growth Results Q4 2002 Compared to Q4 2001

	# of Units	% of NOI	% Change Revenue	% Change Expenses	% Change NOI
San Francisco	3,488	26%	-11%	1%	-15%
San Diego	2,923	19%	3%	1%	4%
L.A./Orange County	2,726	14%	5%	-2%	8%
Seattle	2,701	11%	-7%	1%	-11%
Phoenix	2,694	10%	-6%	4%	-11%
Sacramento	1,896	9%	0%	0%	0%
Salt Lake City	1,264	5%	-4%	3%	-7%
Denver	984	4%	-11%	2%	-17%
Portland	620	2%	-5%	-6%	-3%

Total	19,296	100%	-4%	1%	-6%

Same-Store % Growth Results 2002 Compared to 2001

	# of Units	% of NOI	% Change Revenue	% Change Expenses	% Change NOI
San Francisco	3,488	29%	-9%	4%	-13%
San Diego	2,575	16%	5%	5%	5%
L.A./Orange County	2,723	14%	5%	0%	7%
Seattle	2,316	10%	-5%	3%	-9%
Phoenix	2,694	10%	-5%	5%	-10%
Sacramento	1,896	9%	2%	3%	2%
Salt Lake City	1,267	5%	0%	2%	-1%
Denver	984	5%	-6%	1%	-8%
Portland	620	2%	-1%	3%	-5%

Total	18,563	100%	-3%	3%	-5%

Same-Store Average Occupancy and Turnover Rates December 31, 2002 Compared to December 31, 2001

	Occupancy Levels		Turnover Ratio
	Q4 2002	Q4 2001	2002	2001
San Francisco	93%	92%	71%	81%
San Diego	96%	96%	60%	61%
L.A./Orange County	96%	96%	52%	49%
Sacramento	95%	96%	75%	72%
Seattle	92%	93%	60%	54%
Portland	94%	94%	67%	63%
Salt Lake City	93%	94%	80%	82%
Denver	92%	95%	81%	77%
Phoenix	92%	92%	67%	73%

Average	94%	94%	66%	67%

San Francisco Bay Area Performance

In the fourth quarter, occupancy at BRE’s S.F. Bay area communities averaged 93%, down from 95% during third quarter. The physical occupancy levels are consistent with historical seasonal trends. Market-level rents declined approximately 2.7% during the quarter. The greater-than-expected decline in rents was a result of continued job losses and weak economic conditions in the San Francisco market. The decline in market-level rents, combined with decreased occupancy, contributed to a sequential decline of 9% in same-store NOI. The following table provides sequential operating data for the S.F. Bay area for the past six quarters.

S.F. Bay Area Same-Store Operating Metrics Past Six Quarters Ending December 31, 2002

	Market Rent Per Unit	Market Rent % Change	Average Physical Occupancy	Annualized Quarterly Turnover
Q3 2001	$1,755	-4.3%	93%	98%
Q4 2001	$1,599	-8.9%	92%	81%
Q1 2002	$1,573	-1.6%	93%	71%
Q2 2002	$1,551	-1.4%	95%	68%
Q3 2002	$1,537	-0.9%	95%	76%
Q4 2002	$1,496	-2.7%	93%	70%

% Change in Market Rent Q3 2001 through Q4 2002: 14.8%

Disposition Activity

During fourth quarter 2002, BRE sold three communities with a total of 663 units: The Arbors at Warner Center, with 250 units, located in the Los Angeles metro area of Woodland Hills, California; Pinnacle Lakeside, with 253 units, located in Salt Lake City, Utah; and Carriage House, with 160 units, located in the Portland, Oregon metro area. The communities were sold for an aggregate sales price of approximately $58.3 million, resulting in a net gain on sale of $10.1 million. In connection with the transaction, BRE repaid approximately $13.2 million in secured mortgage debt.

Also during fourth quarter 2002, BRE sold a parcel of excess land, the terms of which were reported in the third quarter. The related loss of $1.5 million was recorded during third quarter 2002.

Acquisition and Development Activity

BRE acquired one community in fourth quarter 2002: Emerald Pointe Apartments, located in the Los Angeles metro area of Diamond Bar, California. The 160-unit property was acquired for approximately $25.3 million. For 2002, property acquisitions totaled $156 million.

During fourth quarter 2002, BRE consolidated two joint venture investments: Pinnacle at MacArthur Place, a 253-unit community located in the South Coast Metro Area of Orange County, California; and Pinnacle at the Creek, a 216-unit community located in the Denver suburb of Aurora, Colorado. The consolidation reflects that the two properties are wholly owned by BRE, and increased both total assets and secured mortgage loans by $40 million.

For the year 2002, BRE delivered five communities with a total of 1,013 units and transferred these communities from construction-in-progress to investments in real estate. At December 31, 2002, BRE had three communities with 429 units in the lease-up phase. Average occupancy for these lease-up communities was 61% of delivered units, and 35% of total units at the end of Q4 2002.

BRE currently has five communities with a total of 1,208 units in development, at a total estimated cost of $202.3 million. Expected delivery dates for these communities range from first quarter 2003 to second quarter 2004. Four development communities are located in Southern California, and one is in the Denver, Colorado area.

During fourth quarter 2002, BRE acquired a 13-acre parcel of land in Chino Hills, California, for approximately $6.1 million. BRE plans to develop a 208-unit apartment community on the site. At December 31, 2002, BRE owned two parcels of land in Southern California, representing 408 units of future development.

Financial Information

At December 31, 2002, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $2.8 billion, with a debt-to-total market capitalization ratio of 42%. BRE’s outstanding debt of $1.2 billion carried a weighted average interest rate of 6%. For the quarter, BRE’s coverage ratio of EBITDA to interest expense was 3.0 times. The weighted average maturity for BRE’s debt is seven years, excluding amounts drawn on BRE’s line of credit, and six years when amounts currently drawn are included. At December 31, 2002, outstanding borrowings under BRE’s line of credit totaled $181 million, with an average interest cost of 3.2%.

During third quarter 2001, BRE’s board of directors authorized the purchase of BRE’s common stock in an amount up to $60 million. The timing of repurchase activity is dependent on the market price of the BRE’s shares, and other market conditions and factors. To date, BRE has repurchased a total of $50.4 million of common stock, representing 1,760,100 total shares, at an average price of $28.61 per share.

For Q4 2002, cash dividend payments to common shareholders totaled $22.4 million, or $0.4875 per share, a 4.8% per share increase from $21.3 million, or $0.465 per share, for the same period 2001. Correspondingly, the FFO payout ratio for Q4 2002 was 77%, as compared with 69% for Q4 2001. Cash dividend payments for the year reached $89.6 million, or $1.95 per share, as compared to $86.3 million, or $1.86 per share in 2001. The year 2002 FFO payout ratio was 74%, as compared to 69% in 2001.

BRE Properties, Inc.
Financial Summary
December 31, 2002

CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollar amounts in thousands)

	Dec. 31, 2002	Dec. 31, 2001
Assets

Real estate portfolio
Direct investments in real estate:
Investments in rental properties	$2,143,960	$1,790,283
Construction in progress	90,675	83,002
Less: accumulated depreciation	(198,292)	(158,873)

	2,036,343	1,714,412

Equity interests in and advances to real estate joint ventures:
Investments in rental properties (1)	10,761	42,083
Construction in progress	—	39,023

	10,761	81,106

Land under development	14,574	23,277

Total real estate portfolio	2,061,678	1,818,795
Cash	893	3,892
Other assets	46,142	53,294

Total assets	$2,108,713	$1,875,981

Liabilities and shareholders’ equity

Liabilities
Unsecured senior notes	$774,570	$483,000
Mortgage loans	218,194	210,431
Unsecured line of credit	181,000	315,000
Accounts payable and accrued expenses	38,618	30,503

Total liabilities	1,212,382	1,038,934

Minority interest	45,147	52,151

Shareholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized. 2,150,000 shares 8.50% Series A cumulative redeemable issued and outstanding, $25 liquidation preference (2,150,000 outstanding at December 31, 2001); 3,000,000 shares 8.08% Series B cumulative redeemable issued and outstanding, $25 liquidation preference (No Series B outstanding at December 31, 2001).	128,750	53,750

Common stock; $.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 45,870,723 and 45,807,191 at December 31, 2002 and 2001, respectively.	459	458

Additional paid-in capital	721,975	730,688

Total shareholders’ equity	851,184	784,896

Total liabilities and shareholders’ equity	$2,108,713	$1,875,981

(1)	As of December 31, 2002, joint venture investments carry $19,400,000 of secured debt, none of which is guaranteed by BRE.

BRE Properties, Inc.
Financial Summary
December 31, 2002

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(In thousands, except per share data)

	Quarter ended		Twelve months ended
	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001
REVENUE
Rental income	$66,299	$59,114	$255,814	$237,360
Ancillary income	2,942	3,406	11,656	12,110
Partnership and other income	673	1,164	4,347	7,763

Total revenue	69,914	63,684	271,817	257,233

EXPENSES

Real estate expenses	20,382	17,562	76,777	68,558
Depreciation	12,516	10,409	46,217	39,028
Interest expense	15,637	12,060	56,106	47,522
General and administrative (1)	2,258	1,831	9,847	8,958
Internet business (2)	—	—	—	7,163

Total expenses	50,793	41,862	188,947	171,229

Income before gains (losses) on investments, minority interest in consolidated subsidiaries and discontinued operations	19,121	21,822	82,870	86,004
Net gains (losses) on investments	—	—	4,862	(327)

Income before minority interest in consolidated subsidiaries and discontinued operations	19,121	21,822	87,732	85,677
Minority interest	799	925	3,682	4,068

Income from continuing operations	18,322	20,897	84,050	81,609
Net gain on sales of discontinued operations	10,067	—	10,067	—
Discontinued operations, net	288	469	1,692	1,768

Total discontinued operations	10,355	469	11,759	1,768

NET INCOME	$28,677	$21,366	$95,809	$83,377

Dividends attributable to preferred stock	2,657	1,142	7,765	4,569

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$26,020	$20,224	$88,044	$78,808

Net income per share – Basic	$0.57	$0.44	$1.92	$1.70

Net income per share – Assuming dilution	$0.56	$0.44	$1.91	$1.69

Funds from operations (3)	$29,662	$32,130	$124,945	$131,529

Per share funds from operations – Assuming dilution (3)	$0.63	$0.67	$2.62	$2.71

Weighted average shares outstanding – Basic	45,785	45,925	45,860	46,235
Weighted average shares outstanding – Assuming dilution	47,400	47,980	47,770	48,510

(1)
For the twelve months ended December 31, 2002, includes a nonrecurring expense related to the retirement of an executive officer, totaling $540,000. The impact to EPS and FFO was $0.01 per share for the year.

(2)
Internet business expenses related to our prior investment in VelocityHSI, Inc. VelocityHSI filed for bankruptcy protection during third quarter 2001. BRE’s investment in and advances to VelocityHSI were written down to zero during second quarter 2001. A reserve of $2.4 million for potential BRE liabilities related to VelocityHSI was provided for as part of our second quarter 2001 charge. Our investment in VelocityHSI was recorded under the equity method of accounting. The recognition of our portion of income or losses was added back to determine FFO from real estate. The effect of including this expense in FFO would be ($0.00) and ($0.15) per share for the quarter and twelve months ended December 31, 2001, respectively. There was no impact from VelocityHSI in 2002.

(3)	Calculated using the FFO definition from NAREIT’s October 1999 White Paper.

FORWARD LOOKING STATEMENTS

In addition to historical information, we have made forward-looking statements in this report on Form 8-K. These forward-looking statements pertain to, among other things, our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or in their negative form or other variations, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, as well as those factors set forth in the section entitled “Risk Factors” contained in our most recent annual report on Form 10-K, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code as of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits: None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2002	By:	/s/ EDWARD F. LANGE, JR.
Edward F. Lange, Jr.
Executive Vice President, Chief Financial Officer and Secretary